Exhibit 28.2

This short form prospectus has been filed under procedures in each of the provinces of Canada which permit certain information with respect to these securities to be determined after the short form prospectus has become final and permit the omission from this short form prospectus of such information. Such procedures require the delivery to purchasers of a prospectus or a prospectus supplement containing this omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities commission or similar authority in Canada has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada (the permanent information record in the Province of Quebec). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary, Echo Bay Mines Ltd., 1210 ManuLife Place, 10180 - 101 Street, Edmonton, Alberta, T5J 3S4 (telephone (403) 496-9002).

                               ECHO BAY MINES LTD.

                                U.S. $125,000,000

                                 DEBT SECURITIES

Echo Bay Mines Ltd. ("Echo Bay" or the "Company") may from time to time, during the two-year period that this short form prospectus, including any amendments thereto, is valid, offer for sale in Canada debt securities consisting of debentures, notes, bonds or other similar evidences of indebtedness (the "Debt Securities") up to an aggregate initial public offering price of U.S. $125,000,000 or the equivalent thereof in one or more other currencies or currency units, including the European Currency Unit. Debt Securities may be offered in separate series at prices and on terms to be determined at the time of sale.

This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the Holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. The Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Debt Securities in respect of which this Prospectus is being delivered.

In the opinion of counsel, the Debt Securities are not precluded as investments under the statutes referred to under "Eligibility for Investment."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE DEBT SECURITIES.

The Company has filed a shelf prospectus with Canadian securities regulatory authorities relating to the potential offering of up to 10,000,000 common shares in Canada and has filed a shelf registration statement with the Securities and Exchange Commission in the United States relating to the potential offering of Debt Securities (including the Debt Securities qualified hereunder and debt securities of Echo Bay Resources, Inc. ("EBR"), a wholly-owned subsidiary of the Company) and common shares in the United States (including the 10,000,000 common shares referred to above) for an aggregate initial offering price of up to U.S. $200,000,000.

The Company may offer and sell the Debt Securities to or through underwriters or dealers, and also may offer and sell the Debt Securities directly to other purchasers or through agents. Such underwriters may include Nesbitt Burns Inc. and, in the United States, Goldman, Sachs & Co. See "Plan of Distribution." A Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Debt Securities, the principal amounts, if any, to be purchased by underwriters or dealers and the compensation of any such underwriters, dealers or agents. Any offering will be subject to approval of certain legal matters on behalf of Echo Bay by Milner Fenerty and on behalf of any underwriters, dealers or agents by Fraser & Beatty.

The date of this prospectus is July 10, 1996.

                                TABLE OF CONTENTS

                                                 PAGE                                                      PAGE
Documents Incorporated by Reference..............   2     Interest and Asset Coverages.....................   7
Eligibility for Investment.......................   3     Description of Debt Securities...................   7
Currency ........................................   3     Plan of Distribution.............................  15
The Company .....................................   3     Legal Matters....................................  16
Risk Factors ....................................   5     Statutory Rights of Withdrawal and Rescission....  16
Use of Proceeds..................................   7     Certificate of the Company.......................  17


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, filed with the provincial securities commissions or similar authorities in Canada, are incorporated by reference into this short form prospectus:

     the Company's Annual Information Form (being the Company's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission), including the comparative consolidated financial statements of the Company at December 31, 1995 and the report of the auditors thereon;

     the Company's comparative unaudited consolidated financial statements for the first quarter ended March 31, 1996;

     the Company's notice of meeting and management proxy circular dated March 28, 1996 with respect to the Company's annual general meeting of shareholders held on May 10, 1996; and

     the Company's material change report dated April 15, 1996 with respect to the entering into by the Company of an agreement dated April 9, 1996 whereby the Company will increase its ownership from 7% to 50% of the outstanding shares of Santa Elina Gold Corporation through a series of transactions.

     Any amendment to the Company's Annual Report on Form 10-K, material change reports (excluding confidential reports), comparative interim financial statements, comparative financial statements for the Company's most recently completed financial year together with the report of the auditors thereon and information circulars filed by the Company with securities commissions or similar authorities in Canada after the date of this short form prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this short form prospectus.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN OR CONTAINED HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT WHICH IT MODIFIES OR SUPERSEDES. THE MAKING OF SUCH A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE PART OF THIS SHORT FORM PROSPECTUS.

     A Prospectus Supplement containing the specific terms of any particular series of Debt Securities, updated disclosure of interest and asset coverages, if applicable, and other information relating to such Debt Securities, will be delivered to prospective purchasers of such Debt Securities, together with this short form prospectus, and will be deemed to be incorporated into this short form prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of such Debt Securities.

     Upon a new Annual Report on Form 10-K and the related annual financial statements being filed by the Company during the currency of this short form prospectus with, and, where required, accepted by, the applicable securities regulatory authorities, the previous Annual Report on Form 10-K, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company's financial year in which the new Annual Report on Form 10-K is filed shall be deemed no longer to be incorporated into this short form prospectus for purposes of future offers and sales of securities hereunder.


                           ELIGIBILITY FOR INVESTMENT

     In the opinion of Milner Fenerty, counsel to Echo Bay, and Fraser & Beatty, counsel to the underwriters, dealers or agent, at the date hereof, the Debt Securities, if issued on such date, subject to compliance with the prudent investment standards and general investment provisions of the statutes referred to below (and where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals, are not precluded as investments under the following statutes:

Insurance Companies Act (Canada)
An Act respecting insurance (Quebec) (for an issuer, as defined therein, incorporated under the laws of the Province of Quebec, other than a guarantee fund corporation, mutual association or a professional corporation)
Trust and Loans Companies Act (Canada)
Loan and Trust Corporations Act (Ontario)
Loan and Trust Corporations Act (Alberta)
An Act respecting trust companies and savings companies (Quebec)
Financial Institutions Act (British Columbia)
Pension Benefits Act (Ontario)
Supplemental Pension Plans Act (Quebec)

                                    CURRENCY

     The Company reports all financial results in United States dollars. Unless otherwise indicated, references herein to dollar amounts are to United states dollars. References to Canadian dollars are designated by "Cdn. $."


                                   THE COMPANY

     Echo Bay mines, processes and explores for gold and silver. Revenues are derived principally from the sale of gold and silver. Its interest in operating properties is set out below (all are operated by Echo Bay):

                                                                  PERCENTAGE
MINE                        LOCATION                         OWNERSHIP INTEREST
----                        --------                         ------------------
McCoy/Cove................. Nevada, U.S.A.                          100%
Round Mountain............. Nevada, U.S.A.                          50%
Lupin...................... Northwest Territories, Canada           100%
Kettle River............... Washington, U.S.A.                      100%

     In 1995 and the first quarter of 1996, Echo Bay produced a total of 754,762 and 161,246 ounces of gold, respectively, at average cash operating costs of $229 and $261 per ounce, respectively. Effective January 1, 1996, the Company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold and silver, adjusted for such items as inventories and mining costs relating to future production. 1995 costs have been restated to conform with the new standard. The Company's silver production in 1995 and the first quarter of 1996 was 11,905,806 and 1,175,057 ounces, respectively.

     In 1995, Echo Bay reported a net loss of $50.1 million. Operating earnings in 1995 were $33.5 million on revenues of $360.7 million. These results reflect increased operating costs per ounce (principally due to mining lower grade ores), significantly increased exploration and development property expenses, and increased environmental expenses related to reclamation at the former Sunnyside mine in Colorado. Exploration and development properties expenses increased to $69.8 million in 1995 reflecting Echo Bay's expanded international search for new gold reserves and production. In the first quarter of 1996, Echo Bay reported a net loss of $16.2 million. The operating loss for the quarter was $2.6 million on revenues of $67.8 million. The results reflect lower precious metal sales and higher cash operating costs per ounce. Exploration and development properties expenses were $14.0 million for the first quarter of 1996.

     Over the past several years, Echo Bay has significantly expanded its search for new gold reserves and production, particularly outside Canada and the United States. Echo Bay's international growth strategy emphasizes strategic alliances with exploration companies holding land positions on some of the world's major gold belts. Echo Bay added five development properties during 1995: Paredones Amarillos, Mexico (60% interest), Chapada, Brazil (holds an option to acquire a 50% interest), Kingking, Philippines (an indirect 75% interest in a Philippine corporation that holds the right to acquire a 100% interest), and Aquarius (100% interest) and Ulu (100% interest) in Canada. Echo Bay also continued work at the Alaska-Juneau development project, Alaska (100% interest). At December 31, 1995, Echo Bay's proven and probable ore reserves totalled 10,983,000 ounces of gold and 62,913,000 ounces of silver. In addition, Echo Bay reported other mineralization of 343.1 million tons at an average grade of 0.027 ounces of gold per ton, 6.8 million tons at an average grade of 0.65 ounces of silver per ton, and 225.5 million tons at an average grade of 0.46% copper.

     Echo Bay is incorporated under the laws of Canada. No shareholder is known to own more than 5% of the Echo Bay Common Shares. The principal executive offices of Echo Bay are located at Suite 1000, 6400 South Fiddlers Green Circle, Englewood, Colorado, 80111-4957.

RECENT DEVELOPMENTS

     There are no material recent developments since Echo Bay's Annual Report on Form 10-K was filed on March 21, 1996, except as described below.

     There is pending, in Nevada state court, a suit commenced by Summa Corporation against the Company and the predecessor owner of the McCoy/Cove and Manhattan mines, claiming improper deductions in calculation of royalties payable over several years from production at McCoy/Cove and the former Manhattan mine. Summa

Corporation filed a motion for summary judgment which seeks $10.3 million of allegedly underpaid royalties plus interest. The court denied Summa's motion. The Company does not agree with the amount sought by Summa and will vigorously defend its position. The Company proposed a settlement of $1.2 million that Summa rejected. The Company made an offer of judgment to the court of $1.5 million and Summa made an offer of judgment to the court of $7.5 million. Both of these offers of judgment have expired and are now null and void. The May 1996 court date has been continued to February 3, 1997. The Company has accrued $1.2 million related to the Summa litigation, including $1.0 million during the first quarter of 1996.

     On March 20, 1996, a favourable Record of Decision was received from the Bureau of Land Management concerning the Environmental Impact Statement for the Round Mountain mine. This has enabled construction to proceed for a $60 million (Echo Bay's share is 50%), 8,000 ton per day mill to treat the higher-grade unoxidized ore.

     On April 9, 1996 the Company entered into an agreement with Santa Elina Gold Corporation ("Santa Elina"), Sercor, Ltd. ("Sercor") and Paulo C. de Brito ("de Brito"), the controlling shareholder of Sercor, pursuant to which Echo Bay has agreed to increase its ownership from 7% to 50% of the outstanding shares of Santa Elina through a series of transactions. Shareholders of Santa Elina other than Echo Bay and Sercor would receive one Echo Bay common share for each 6.67 common shares of Santa Elina owned by them. Santa Elina is a British Virgin Islands corporation which owns a 83% interest in the Chapada copper and gold deposit in Brazil as well as a number of other exploration and development prospects in Brazil. Sercor currently owns approximately 67% of Santa Elina's common shares, and is controlled by de Brito, Chairman of Santa Elina. The transaction is subject to the approval of Santa Elina shareholders and such approval is expected to be obtained in July, 1996.


                                  RISK FACTORS

     Purchasers of the Debt Securities being offered hereby should carefully read this entire Prospectus and the documents incorporated by reference herein. Purchasers should consider, among other things, the risk factors set forth below.

GOLD AND SILVER PRICES

     The profitability of Echo Bay's operations is significantly affected by changes in the market price of gold and, to a lesser extent, changes in the market price of silver. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, including expectations with respect to the rate of inflation, the strength of the U.S. dollar and of other currencies, interest rates, global and regional political and economic crises, major discoveries and production costs in major gold-producing regions. The demand for and supply of gold also affect prices but not necessarily in the same manner as such factors affect the prices of other commodities. Gold price declines may render projects with comparatively high production costs per ounce temporarily or permanently uneconomic, unless forward sales or other hedging techniques make realized prices sufficiently higher than the then achievable spot market prices. Hedging activities protect the Company against falling prices but may result in the Company being required to sell production at lower than market prices and may reduce the benefits of price increases.

RESERVE ESTIMATES

     While Echo Bay's ore reserves are believed to be well established, ore reserve estimates are necessarily imprecise and involve subjective judgments regarding the presence and grade of mineralization. Should the Company encounter mineralization or geological or mining conditions at any of its mines or projects different from those predicted by historical drilling, sampling and similar examinations, mining plans may have to be altered in a way that might adversely affect Company operations and reduce its ore reserves.

     The price used in estimating the Company's ore reserves at December 31, 1995 was $375 per ounce of gold and $5.00 per ounce of silver. The market prices for gold and silver have been volatile and if market prices for gold and silver decline significantly below their current levels and the Company determines that its reserves should be calculated at significantly lower prices than used at December 31, 1995, there would likely be a material reduction in the amount of reserves. Should such reductions occur, material write-downs of the Company's investment in mining properties and/or increased amortization charges may be required.

EXPLORATION AND DEVELOPMENT RISKS

     Echo Bay's long-term success will be affected by the results of its development and exploration programs. Although Echo Bay has been able to successfully replace a substantial portion of reserves produced from its principal mines, continued replacement of reserves will depend on discovery of extensions to existing ore reserves and discovery or acquisition of new ore deposits. Furthermore, the development and operation of new mines requires the obtaining of permits from relevant government authorities which may not in all cases be issued, or which may be challenged by citizens' groups on environmental or other grounds, leading to delays in project start-up.

MINING RISKS AND INSURANCE

     The business of gold mining is subject to many risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological or mining conditions, pressures, gasses, flooding and gold bullion theft. The Company maintains general liability insurance of a total of $50 million for occurrences in any year, which insurance is available for all operations. The Company may become subject to liability for pollution, accidents or other hazards against which it is uninsured or not adequately insured.

GOVERNMENT REGULATION

     Echo Bay's mining operations and exploration activities are subject to extensive U.S. and Canadian federal, state, provincial, territorial and local laws and regulations governing prospecting, development, transportation, production, exports, taxes, labor standards, mine safety and occupational health. The Company's operations are also subject to laws and regulations concerning protection of the environment, waste disposal, remediation or releases of hazardous substances and reclamation of land. These laws and regulations change periodically and are generally becoming more restrictive, which may have the effect of increasing future costs. The Company believes that it is in substantial compliance with all applicable laws and regulations.

     In the United States, proposed legislation is being introduced in both houses of the current Congress to modernize the general mining laws applicable to operations on federal lands, including a comprehensive bi-partisan bill actively supported by the mining industry. These proposals include royalty provisions, environmental controls and requirements for reclamation.

     The most material direct economic impact of U.S. mining law revision could be from royalties on production at the McCoy/Cove mine in Nevada, which is on federal land, and (to a lesser degree) at the 50%-owned Round Mountain mine in Nevada, 24% of whose reserves are on federal land. However, the Company has completed all of the steps currently required under U.S. law to convert the McCoy/Cove and Round Mountain land to patented status (and thus to be exempt from any proposed royalty), and has filed applications for patents. During 1994, the Company filed lawsuits against the U.S. Department of the Interior to require the government to cease its delay and to issue certificates and patents to which the mines are currently entitled. The government has formally notified the court that the key certificates, which were the objective of the suits, were issued to the Company on March 1, 1995. The U.S. Department of the Interior is expected to complete its administrative review and issue the patents in accordance with the regulations.

SUBORDINATED NATURE OF CERTAIN DEBT SECURITIES

     Certain Debt Securities may be subordinated in right of payment to all Senior Indebtedness of the Company, whether now outstanding or hereafter created, incurred, assumed or guaranteed by the Company. The Indentures under which any Debt Securities will be issued may not limit the amount of Senior Indebtedness or other indebtedness that the Company may incur. In addition, the Debt Securities may be effectively subordinated to all liabilities of the Company's other consolidated subsidiaries. See "The Company" and "Description of Debt Securities."

                                 USE OF PROCEEDS

     Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Debt Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from each sale of Debt Securities to which it relates.


                          INTEREST AND ASSET COVERAGES

     The asset and earnings coverages set out below have been prepared and included in this short form prospectus in accordance with Canadian disclosure requirements.

     These coverages do not give pro forma effect to any offering of Debt Securities. The following coverages were calculated on a consolidated basis as at, and for the 12 month periods ended December 31, 1995 and March 31, 1996:


                                                                        DECEMBER 31, 1995        MARCH 31, 1996
Interest and preferred stock dividend coverage on long-term debt
and preferred stock of a subsidiary (1)............................             -                      -
Net tangible asset coverage of long-term debt (2)...................        5.1 times              5.1 times

NOTES:

(1) The Company reported a net loss in excess of interest and preferred stock dividends for the 12 month periods ended December 31, 1995 and March 31, 1996.
(2) Based on total tangible assets less current liabilities (excluding current portion of long-term debt) and deferred income taxes.


                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in one or more series. The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities." Copies of the forms of the Indentures may be obtained on request without charge from the Secretary, Echo Bay Mines Ltd., Suite 1210 ManuLife Place, 10180 - 101 Street, Edmonton, Alberta, T5J 3S4, telephone (403) 496-9002. There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture.
Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

     The following discussion includes a summary description of the material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

     The Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized for each series.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the person to whom any interest on any Debt Security of the series shall be payable, if other than the person in whose name the Debt Security is registered on the Regular Record Date; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
(7) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (8) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (9) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (10) the obligations of the Company, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders thereof; (11) the denominations in which any such Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (12) the currency, currencies or currency unit or units of payment of principal of, premium, if any, and interest on such Debt Securities if other than U.S. dollars; (13) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (14) if the principal of, premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (16) whether such Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Company may be subject with respect to such Debt Securities; (18) the applicability of the provisions described under "Defeasance" below; (19) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Shares or other securities; (20) United States and Canadian Federal income tax consequences, if any; (21) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; and (22) any other terms of such Debt Securities.

     Debt Securities may be issued at a discount or a premium from their principal amount. Canadian Federal income tax considerations and other special considerations applicable to any such Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any series of Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Debt Securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Debt Securities will be set forth in the applicable Prospectus Supplement.

     Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

     Except as may be set forth in the applicable Prospectus Supplement, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture for such Debt Securities that would protect them in the event that the Company engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets."

SENIOR DEBT SECURITIES

     The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

     By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

     The term "Senior Indebtedness," when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created, (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

     (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

     (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit or bankers' acceptances issued for the account of the Company and interest rate protection agreements and currency exchange or purchase agreements;

     (c) obligations and liabilities (contingent or otherwise) of the Company related to capitalized lease obligations;

     (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

     (e)  indebtedness of others of the kinds described in the preceding clauses
          (a) through (d) that the Company has assumed, guaranteed or otherwise assumed the payment of, directly or indirectly;

     (f) indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Company; and

     (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities.

     In certain circumstances, such as the bankruptcy or insolvency of the Company, Canadian or U.S. bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Debt Securities, or priorities between Holders of the Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

     If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

CONVERSION OR EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Shares of the Company or other securities (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies, currency units or indices) on the terms and conditions set forth therein.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary for such Global Security and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary for such Global Security would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of, premium, if any, and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any series of Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered or in good standing under applicable legislation and a successor Depositary is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, the Company will issue such Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Debt Securities.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Debt Security of that series when due, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Debt Securities of that series (other than a covenant solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) failure to pay when due on final maturity (after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Company in excess of U.S. $10 million; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series.

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of Original Issue Discount Securities, such portion) of all Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

     Without the consent of any Holder of Outstanding Debt Securities, the Company and the Trustees may amend or supplement the Indentures or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any instalment of principal of, or premium, if any, or interest on any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt

Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the conversion or exchange provisions applicable to convertible or exchangeable Debt Securities in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture which, with respect to such series, cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of any series of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Company's obligations under each series of Outstanding Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that the Trustee is delivered an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses (e) and (g) under "Events of Default" above shall no longer be an Event of Default, if in either case the Company irrevocably deposits with the applicable Trustee, in trust, money, Government Obligations of the government issuing the currency in which the Debt Securities of the relevant series are denominated or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the Stated Maturity Date, or the Redemption Date, as the case may be) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

     Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or Government Obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Debt Securities, the money or Government Obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or Government Obligations so deposited.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

     The Indentures contain certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.


                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Debt Securities to or through underwriters or dealers, and also may offer and sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Nesbitt Burns Inc. and, in the United States, Goldman, Sachs & Co.

     Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Debt Securities, the proceeds to the Company from the sale of the Debt Securities, the use of such proceeds, any initial public offering price, any underwriting discount or commission and may set forth any discounts, concessions or commissions allowed or re-allowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or re-allowed or paid by any underwriter to other dealers may be changed from time to time.

     The Debt Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     Underwriters, dealers and agents who participate in the distribution of the Debt Securities, may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.


                                  LEGAL MATTERS

     Certain legal matters relating to the offering of Debt Securities will be passed upon on behalf of the Company by Milner Fenerty and on behalf of any underwriters, dealers or agents by Fraser & Beatty.


                  STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

     Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to the securities purchased and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus, the accompanying prospectus supplement relating to the securities purchased and any amendment contains a misrepresentation or is not delivered to the purchaser, but such remedies must be exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. A purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                           CERTIFICATE OF THE COMPANY



Dated:  July 10, 1996

     The foregoing, together with the documents incorporated herein by reference, as of the date of each supplement hereto, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus and such supplement as required by the securities laws of all provinces of Canada and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.





(signed) Richard C. Kraus            (signed) Peter H. Cheesbrough
Chief Executive Officer              Chief Financial Officer


                      On Behalf of the Board of Directors:





(signed) Robert L. Leclerc           (signed) Monica E. Sloan
Director                             Director